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                                                                   Exhibit 11.1


                               NATURAL WONDERS, INC.
                         COMPUTATION OF PER SHARE NET LOSS
                               (Shares in thousands)




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

                                         Quarter Ended                            Six Months Ended
                               ----------------------------------        --------------------------------
                               August 1, 1998      August 2, 1997        August 1, 1998    August 2, 1997
                               --------------      --------------        --------------    --------------
Net loss                          $(1,569)            $(2,327)               $(6,145)         $(4,426)
                                  -------             -------                -------          -------
                                  -------             -------                -------          -------
Weighted average common,
    basic and diluted               8,084               7,993                  8,066            7,990
    shares outstanding

Per share net loss,                $(0.19)             $(0.29)                $(0.76)          $(0.55)
    basic and diluted             -------             -------                -------          -------
                                  -------             -------                -------          -------

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